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                                                                 EXHIBIT 99.6(A)
                        PRINCIPAL UNDERWRITING AGREEMENT

     AGREEMENT made as of the 19th day of August by and between KEYSTONE CUSTODIAN FUND, SERIES K-2 (the "Fund"), and KEYSTONE DISTRIBUTORS, INC., a Delaware corporation (the "Principal Underwriter").

     It is hereby mutually agreed as follows:

     1. The Fund hereby appoints Principal Underwriter a Principal Underwriter pursuant to the terms of the 12b-1 Plan most recently adopted by the Fund ("12b-1 Plan") and a Principal Underwriter of the shares of beneficial interest of the Fund (the "Shares") as an independent contractor upon the terms and conditions hereinafter set forth. Except as the Fund may from time to time agree, Principal Underwriter will act as agent for the Fund and not as principal.

     2. Principal Underwriter will use its best efforts to find purchasers for the Shares and in so doing may retain and employ representatives to promote distribution of the Shares and may obtain orders from brokers, dealers or others for sales of Shares to them. No such representative, dealer or broker shall have any authority to act as agent for the Fund; such dealer or broker shall act only as principal in the sale of Shares.

     3. All sales of Shares by Principal Underwriter shall be at the applicable public offering price determined in the manner set forth in the prospectus and/or statement of additional information of the Fund current at the time of the Fund's acceptance of the order for Shares. All orders shall be subject to acceptance by the Fund and the Fund reserves the right in its sole discretion to reject any order received. The Fund shall not be liable to anyone for failure to accept any order.

     4. On all sales of Shares, the Fund shall receive the current net asset value and Principal Underwriter shall be entitled to the commissions and maintenance and of the fees provided under the 12b-1 Plan ("12b-1 commissions") and as set forth in the then current prospectus and/or statement of additional information of the Fund. Principal Underwriter may reallow all or a part of the 12b-1 commissions to such of its representatives, or to such brokers or dealers, as Principal Underwriter may determine.

     5. Payment for Shares shall be in New York or Boston Clearing House Funds received by Principal Underwriter within ten (10) business days after notice of acceptance of the purchase order and notice of the amount of the applicable public offering price has been given to the purchaser. If such payment is not received within such ten-day period, the Fund reserves the right, without further notice, forthwith to cancel its acceptance of any such order. The Fund shall pay such issue taxes as may be required by law in connection with the issue of the Shares.

     6. Principal Underwriter shall not make, or permit any representative, broker or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current prospectus and/or statement of additional information covering the Shares and in printed information approved by the Fund as information supplemental to such prospectus and/or statement of additional information. Copies of the then current prospectus and/or statement of additional information and any such printed supplemental information will be supplied by the Fund to Principal Underwriter in reasonable quantities upon request.

     7. Principal Underwriter agrees to comply with the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

     8. The Fund appoints Principal Underwriter as its agent to accept orders for redemptions and repurchases of Shares at values and in the manner determined in accordance with the then current prospectus of the Fund.

     9. Principal Underwriter covenants and agrees that it will in all respects duly conform with all state and federal laws and regulations applicable to the sale of the Shares and will indemnify and hold harmless the Fund and each person who has been, is or may hereafter be a Trustee or officer of the Fund against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact on the part of Principal Underwriter or any other person for whose acts Principal Underwriter is responsible, or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished by the Fund. The term "expenses" includes amounts paid in satisfaction of judgments or in settlement. The foregoing right of indemnification shall be in addition to any other rights to which the Fund or any such Trustee or officer may be entitled as a matter of law.

     10. The Fund agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by Principal Underwriter for the purpose of qualifying the Shares for sale under the so-called "blue sky" laws of any state or for registering and maintaining the registration of the Fund and of the Shares under the federal Securities Act of 1933, as amended ("1933 Act"), and the federal Investment Company Act of 1940, as amended ("1940 Act"). Principal Underwriter shall bear the expense of preparing, printing and distributing advertising and sales literature and prospectuses and statements of additional information used by it (but not the expenses of registering Shares under the 1933 Act and the 1940 Act, qualifying Shares for sale under the so-called "blue sky" laws of any state and the preparation and printing of prospectuses and statements of additional information and reports required to be filed with the Securities and Exchange Commission by said Acts and the direct expenses of the issue of Shares.)

     11. The Principal Underwriter shall provide to the Board of Trustees of the Fund in connection with the 12b-1 Plan, not less than quarterly, a written report of the amounts expended pursuant to such 12b-1 Plan and the purpose for which such expenditures were made.

     12. Unless sooner terminated or continued as provided below, the term of this agreement shall begin on the date hereof, and expire after one year. This agreement shall continue in effect after said term if its continuance is specifically approved by a majority of the Trustees of the Fund and a majority of the 12b-1 Trustees referred to in the 12b-1 Plan of the Fund ("Rule 12b-1 Trustees") at least annually in accordance with the 1940 Act and the rules and regulations thereunder.

     This agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the Fund's outstanding shares on not more than sixty days' written notice to any other party to the agreement; and shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     13. This agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Shares shall pass, in Boston, Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized at Boston, Massachusetts, on the day and year first written above.

                                            KEYSTONE CUSTODIAN FUND, SERIES K-2

                                            By: George S. Bissell
                                                -------------------------------
                                                Office: Chairman

                                            KEYSTONE DISTRIBUTORS, INC.

                                            By: Edward Godfrey
                                                -------------------------------
                                                Office: Senior Vice President